                                                               HEI Exhibit 12(a)
                                                               -----------------

Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)



                                                          Nine months ended September 30,
                                                 -----------------------------------------------
(dollars in thousands)                               1994 (1)    1994 (2)   1993 (1)   1993 (2)
- ------------------------------------------------------------------------------------------------
Fixed charges
Total interest charges
   The Company (3)............................        $ 58,970   $115,432   $ 49,573   $108,989
   Proportionate share of fifty-percent-
     owned persons............................             302        302        454        454
Interest component of rentals.................           2,824      2,824      2,954      2,954
Pretax preferred stock dividend requirements
  of subsidiaries.............................           9,095      9,095      8,149      8,149
                                                      --------  ---------   --------   --------
Total fixed charges...........................        $ 71,191   $127,653   $ 61,130   $120,546
                                                      ========  =========   ========   ========
Earnings
Pretax income from continuing operations......        $ 91,710   $ 91,710   $ 77,210   $ 77,210
Fixed charges, as shown.......................          71,191    127,653     61,130    120,546
Interest capitalized
   The Company................................          (3,488)    (3,488)    (2,993)    (2,993)
   Proportionate share of fifty-percent-
     owned persons............................            (302)      (302)      (298)      (298)
                                                      --------  ---------   --------   --------
 Earnings available for fixed charges.........        $159,111   $215,573   $135,049   $194,465
                                                      ========  =========   ========   ========
 Ratio of earnings to fixed charges...........            2.23       1.69       2.21       1.61
                                                      ========  =========   ========   ========

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt issued in connection with leveraged leases which is not included in interest expense in HEI's consolidated statement of income.